Exhibit 10.6
PNGS GP LLC CLASS B
RESTRICTED UNITS AGREEMENT
     This PNGS GP LLC CLASS B RESTRICTED UNITS AGREEMENT (this “Agreement”) is entered into as of            (the “Grant Date”) by and between PNGS GP LLC, a Delaware limited liability company (the “Company”), and            (“Executive”).
RECITALS:
     WHEREAS, to provide an incentive to Executive to enhance the profitability and growth of the Company and its Affiliates and to encourage Executive to remain employed by the Company or its Affiliates, the Company desires to grant to Executive            Class B Units (the “Granted Units”) on the Grant Date, which Granted Units shall have such rights, designations and preferences as are set forth in this Agreement and the LLC Agreement;
     WHEREAS, the Company and Executive desire to enter into this Agreement to evidence certain terms and conditions that relate to the grant, ownership and transfer of the Granted Units; and
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Sections refer to sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to money refer to legal currency of the United States of America; and (e) the word “including” means “including without limitation.”
     1.2 Definitions. Capitalized terms used in this Agreement (including Exhibit A attached hereto) that are not defined in this Section 1.2 or in the body of this Agreement shall have the meanings given to them in the LLC Agreement.
     “Affiliate” of a person means any person controlling, controlled by, or under common control with such person. As used herein, the terms “controlling”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person. For the purposes of the preceding sentence, control shall be deemed to exist when a person possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the voting membership, general partner or equivalent interest therein; or (c) in the case of any other person, more than 50% of the economic or beneficial interest therein.
     “Board” means the Board of Directors or governing board or committee of the Company.
     “Capital Call” means the occurrence of an event that requires the partners to make a cash contribution to the Company pursuant to Section 3.1(c) of the LLC Agreement.
     “Capital Call Amount” means, with respect to a particular Capital Call, the aggregate amount of the cash contributions required to be made to the Company by its members in connection therewith.
     “Cause” means Executive’s (i) failure to perform his job function in accordance with standards described to him in writing, or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described to Executive in writing.
     “Change in Control” means the determination by the Board that one of the following events has occurred:
     (i) Any event as a result of which the Company or an Affiliate of the Company retains neither direct nor indirect control over the MLP;
     (ii) PAA and its Affiliates (collectively referred to as the “Owner Affiliates”) cease to own directly or indirectly at least 50% of the member interests of the Company;
     (iii) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Owner Affiliates becomes after the Grant Date the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the member interests of the Company; or
     (iv) a transfer, sale, exchange or other disposition in a single transaction or series of transactions (whether by merger or otherwise) of all or substantially all of the assets of the Company or the MLP to one or more persons who are not Affiliates of the Company, other than a transaction in which the Owner Affiliates become the “beneficial owners”, directly or indirectly, of more than 50% of the voting power of such person or persons immediately following such transaction;
provided, however, that no Change of Control shall be deemed to have occurred in connection with a restructuring or reorganization related to a GP IPO if the Owner Affiliates retain direct or indirect control over the IPO Entity and the Company.
     “Class A Unit” means a Class A common unit of the Company.

     “Class B Series Cap” has the meaning set forth in the LLC Agreement.
     “Class B Unit” means a Class B common unit of the Company.
     “Company Distribution” means, with respect to a particular fiscal quarter, that portion of the Company’s quarterly cash distributions, if any, payable pursuant to Section 4.1(b) of the LLC Agreement.
     “Conversion Factor” means, as of a particular time, a fraction, (a) the numerator of which is the most recent regular quarterly cash distribution paid with respect to an Earned Unit or Vested Unit, and (b) the denominator of which is the most recent regular quarterly cash distribution paid with respect to a Class A Unit.
     “Earned Unit” means, as of any date, a Granted Unit that has become “earned,” as provided in Section 2.2(b), subject to the proviso to Section 2.2(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Forfeiture Event” means, with respect to a Restricted Unit or Earned Unit, the termination of Executive’s employment with the Company and its Affiliates for any reason (including death or disability) prior to such unit becoming a Vested Unit pursuant to Section 2.2(c) or (d).
     “GP IPO” means an initial registered public offering of equity interests in an entity that owns directly or indirectly at least 75% of the incentive distribution rights issued by the MLP.
     “IPO Entity” means, with respect to a GP IPO, the entity that is registering its equity interests under the Securities Act of 1933 in connection with such GP IPO.
     “LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of PNGS GP LLC dated as of      , 2010, as such agreement may be amended or restated from time to time.
     “MLP” means PAA Natural Gas Storage L.P., a Delaware limited partnership.
     “MLP Quarterly Distribution” means the amount of the quarterly cash distribution made with respect to a common unit of the MLP on the relevant quarterly distribution date for the MLP.
     “PAA” means Plains All American Pipeline, L.P.
     “Restricted Unit” means, as of any date, a Granted Unit that is not an Earned Unit or a Vested Unit.
     “Transfer” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law other than to the estate of Executive in the event of death), of Restricted Units, Earned Units or Vested Units, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, risk of loss or opportunity for gain with respect to, or voting or other rights, of such units are transferred or shifted to another person.
     “Vested Unit” means an Earned Unit or a Restricted Unit that becomes a “Vested Unit” pursuant to Section 2.2(b), 2.2(c) or 2.2(d).
ARTICLE II
GRANT; FORFEITURE OF RESTRICTED UNITS
AND EARNED UNITS; DISTRIBUTIONS
     2.1 Grant. The Company hereby grants to Executive the Granted Units effective as of the Grant Date. Unless Class A Units are uncertificated, the Company shall issue Executive a certificate representing the Granted Units, and such certificate shall bear such legends as provided for in Exhibit A and such additional legends as may be determined by Company counsel to reflect the other terms and conditions of this Agreement and to comply with applicable securities laws. To insure the availability for delivery of Executive’s Restricted Units upon a Forfeiture Event, Executive hereby appoints the Secretary of the Company (or any other person designated by the Company) as escrow agent, as Executive’s attorney-in-fact to sell, assign and transfer unto the Company such Restricted Units or Earned Units, if any, and upon execution of this Agreement, Executive delivers and deposits with the Secretary of the Company, or such other person designated by the Company, the certificates representing the Granted Units, together with the unit assignment duly endorsed in blank, attached hereto as Exhibit B. The Granted Units and unit assignment shall be held by the Secretary (or any other person designated by the Company as escrow agent) in escrow, pursuant to the Joint Escrow Instructions of the Company and Executive attached as Exhibit C hereto, until such time as the Granted Units become forfeited or Vested Units, as the case may be, at which time unless Class A Units are uncertificated, the Company shall issue and deliver to Executive a new certificate or certificates evidencing the ownership of the Vested Units. Upon issuance of the new certificate evidencing the ownership of the Vested Units, the certificate deposited with the escrow agent shall be marked “Exchanged and Cancelled” and returned to the unit transfer book of the Company and the Company shall deliver a replacement certificate to the escrow agent to reflect any remaining Restricted Units and Earned Units. Any new certificate issued to evidence the ownership of Vested Units shall bear such legends as may be determined by Company counsel to reflect the terms and conditions of this Agreement and the LLC Agreement and to comply with applicable securities laws.
     2.2 Vesting and Forfeitures of Restricted Units and Earned Units.
     (a) Forfeiture of Restricted Units. If a Forfeiture Event occurs, then Executive shall, for no consideration, automatically forfeit to the Company as of the date such event occurs all then Restricted Units and Earned Units of Executive on such date, and neither the Executive nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Units or Earned Units or the certificates representing such Restricted Units and Earned Units; provided, however, if such Forfeiture Event is termination of Executive’s employment (A) by reason of death or disability or (B) by the Company or any of its Affiliates without Cause, then for all purposes of this Agreement, such Forfeiture Event shall be suspended and shall not be deemed to occur until the 180th day after the date of such termination unless during such 180-day period (x) Executive shall breach in any material respect any confidentiality obligation to the Company or any of its Affiliates or (y) any of the events described in clause (ii) of the definition of “Cause” shall occur or shall be discovered to have occurred, in which case (1) for all purposes of this Agreement, such Forfeiture Event shall be deemed to have occurred on the date of such termination and (2) any Granted Unit which otherwise would have become an Earned Unit or a Vested Unit during such suspension period shall be deemed to be a Restricted Unit for all purposes under this Agreement and, for the avoidance of doubt, shall (together with all other Restricted Units) be forfeited to the Company, for no consideration, effective as of such date of termination.
     (b) Earned and Vested Units. A percentage of Granted Units shall become Earned and Vested Units on the 180th day following the distribution date on which the MLP pays a quarterly distribution in accordance with the following schedule (such 180th day being the “Earn-Out Date”):

	Cumulative Percentage of Initially Granted
MLP Quarterly Distribution	Units that Become Earned and Vested Units
per MLP Common Unit	Earned	Vested	Total
Less than $0.495	0.0%	0.0%	0.0%
$0.495, but less than $0.580	12.5%	12.5%	25.0%
$0.580, but less than $0.6325	25.0%	25.0%	50.0%
$0.6325, but less than $0.675	37.5%	37.5%	75.0%
$0.675 or greater	50.0%	50.0%	100.0%
Once a Granted Unit has become an Earned Unit pursuant to the above schedule, the Earned Unit shall remain an Earned Unit thereafter until it becomes a Vested Unit or is forfeited.
     (c) Vesting and Forfeiture of Earned Units. With respect to those Granted Units that become Earned Units on an Earn-Out Date occurring prior to the 5th anniversary of the Grant Date, such Earned Units shall become Vested Units on the 5th anniversary of the Grant Date, unless a Forfeiture Event occurs prior to such 5th anniversary or Earn-Out Date, in which event such Earned Units shall be subject to forfeiture in accordance with Section 2(a). Any Granted Units that would otherwise become Earned Units on an Earn-Out Date that occurs after the 5th anniversary of the Grant Date shall instead become Vested Units on such Earn-Out Date, unless a Forfeiture Event occurs prior to such Earn-Out Date, in which event such Granted Units shall be subject to forfeiture in accordance with Section 2(a).
     (d) Change in Control. All Earned Units automatically shall become Vested Units upon a Change in Control. If prior to the Change in Control 0% of the Granted

Units have become Earned or Vested Units, then 25% of the Granted Units automatically shall become Vested Units upon the Change in Control. If prior to the Change in Control only 25% of the Granted Units have become Earned Units and Vested Units, then an additional 25% of the Granted Units automatically shall become Vested Units upon the Change in Control. If prior to the Change in Control only 50% of the Granted Units have become Earned Units and Vested Units, then an additional 25% of the Granted Units automatically shall become Vested Units upon the Change in Control. If prior to the Change in Control 75% of the Granted Units have become Earned Units and Vested Units, then all remaining Granted Units automatically shall become Vested Units upon the Change in Control. Unless and except to the extent specifically provided otherwise by the Partnership upon or in connection with such Change in Control, Executive shall, for no consideration, automatically forfeit to the Company as of the date such Change in Control occurs all Restricted Units of Executive that do not vest upon such Change in Control as provided herein, and neither Executive nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Units or the certificates representing such Restricted Units. Solely for purposes of this Section 2.2(d), any Restricted Units for which the MLP distribution threshold in Section 2.2(b) has been met but the Earn-Out Date has not been reached shall be deemed to have become Earned Units and Vested Units as of the date of such MLP distribution.
     2.3 Company Distributions. With respect to Restricted Units, Executive shall not be entitled to, and shall not, receive any Company Distributions. With respect to Earned Units and Vested Units, Executive shall be entitled to receive a share of (i) Company Distributions, as provided in Section 4.1(b) of the LLC Agreement, and (ii) any “liquidating distributions,” as provided in Section 10.3(c) of the LLC Agreement. Company Distributions and any “liquidating distributions,” to the extent payable to Executive with respect to an Earned Unit or Vested Unit, shall be paid to Executive at the same time that such Company Distributions or “liquidating distributions” are paid to holders of Class A Units.
     2.4 Limitation on Company Distributions. After Executive’s termination of employment with the Company and its Affiliates for any reason, Company Distributions made with respect to Executive’s Vested Units shall be limited to the Class B Series Cap applicable to Executive’s Vested Units as provided in Section 4.1(b) of the LLC Agreement.
     2.5 Capital Calls. In the event of a Capital Call, Executive shall be required to pay to the Partnership his or her allocable share of the associated Capital Call Amount, which allocable share shall be determined in accordance with Section 3.1(c) of the LLC Agreement.
ARTICLE III
ACKNOWLEDGEMENT; RESTRICTIONS; ELECTIONS;
ANTI-DILUTION PROVISIONS
     3.1 Acknowledgment; Conflicts. Executive agrees that the Granted Units shall be subject to the LLC Agreement. Executive (a) hereby accepts and adopts, and agrees to be bound by, the terms and provisions of the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated, and the LLC Agreement to the same extent as if Executive had executed the LLC Agreement and (b) agrees that the Granted Units shall be bound by the terms and conditions of such agreement, including, but not limited to, the transfer restrictions, if any, set forth therein, provided however, that in the event of any conflict between the provisions of such agreement and the provisions of this Agreement, the provisions of this Agreement shall govern.
     3.2 Company Acts. Subject to the anti-dilution provisions set forth in Section 3.5, the existence of the Restricted Units, Earned Units or Vested Units shall not affect in any way the right or power of the Board or the holders of Class A Units to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger, consolidation, equity exchange or other business combination of the Partnership with or into any other entity (and, where necessary or appropriate (as determined by the Board in good faith), the conversion or exchange of Class A Units and Class B Units into other securities or interests in the Company or any other entity in connection therewith, provided that the relative economic rights and preferences of the Class A Units and the Class B Units are affected proportionately, taking into account their current terms), any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other act or proceeding.
     3.3 Transfer Restrictions. The Restricted Units and Earned Units shall be subject to the Transfer restrictions and other terms and conditions set forth or described in Exhibit A attached hereto, as applicable. Vested Units shall be subject only to the provisions of the LLC Agreement. Executive agrees that Executive will, at any time and from time to time as requested by the Company, execute and deliver to the Company such other documents and instruments, if any, as the Board, in its discretion, may require to evidence Executive’s agreement to be bound by the terms of Exhibit A. The terms and conditions of Exhibit A shall survive the termination of this Agreement. The restrictions set forth in Exhibit A shall not apply to the transfer of Restricted Units or Earned Units pursuant to a plan of reorganization of the Company, but the Class A Units, securities or other property received in exchange therefor shall also become subject to the Transfer restrictions to the same extent as the Restricted Units, Earned Units and Vested Units exchanged therefor and the certificates, if any, representing such Class A Units, securities or other property shall be legended to show such restrictions.
     3.4 Tax Withholding; §83(b) Election.
     (a) To the extent that the receipt of the Restricted Units, Earned Units, Vested Units, or any other event pursuant to this Agreement results in compensation income or wages to Executive for federal, state or local tax purposes, Executive shall deliver to the Company at the time of such receipt, lapse or event, as the case may be, such amount of money as the Company may require to meet its minimum withholding obligation under applicable tax laws, and if Executive fails to do so, the Company is authorized to withhold from any cash or other remuneration (including withholding and cancelling any Restricted Units, Earned Units or Vested Units distributable to Executive under this Agreement) then or thereafter payable to Executive any tax required to be withheld by reason of such resulting compensation income or wages.

     (b) Within 30 days after the date of issuance of the Restricted Units, Executive shall make an election authorized by section 83(b) of the Code with respect to such Restricted Units and Executive shall submit to the Company a copy of the statement filed by Executive to make such election. The form of such election shall be in such form as approved by the Company and delivered to the Executive following the issuance of the Restricted Units.
     (c) Executive acknowledges and agrees that he is not relying upon any written or oral statement or representation of the Company, its Affiliates, or any of their respective Executives, directors, officers, attorneys or agents regarding the tax effects associated with the Restricted Units, Earned Units, Vested Units or the execution of this Agreement. Executive acknowledges and agrees that in deciding to enter into this Agreement, Executive is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted.
     3.5 Anti-Dilution Provisions.
     (a) If after the date of this Agreement, the Class A Units shall be changed or proposed to be changed into a different number or class of units by reason of the occurrence of any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, or a unit dividend thereon shall be paid, appropriate proportional adjustments shall be made to the Class B Units, as determined by the Board in good faith. Notwithstanding the foregoing, no repurchase of Class A Units for fair value (as determined by the Board in good faith) shall require any adjustment under this Section 3.5(a).
     (b) If the Company issues any additional member interests or other securities other than those currently authorized for issuance, the Company may, but shall not be required to, make adjustments to the terms or outstanding amounts of the Class B Units, if determined in the good faith discretion of the Board to be appropriate and desireable.
     (c)
     3.6 Drag-Along Provisions.
     (a) In the event of a sale of all or substantially all of the assets or equity of the Company in a bona fide arms’ length transaction, then the Board shall have the right to require Executive to transfer all of his Earned Units and Vested Units (including any Granted Units that vest pursuant to Section 2.2(d) hereof) in such transaction in exchange for consideration per transferred Class B Unit that is equal to the Conversion Factor times the consideration to be received per Class A Unit in such transaction.
     (b) In connection with any transfer required pursuant to this Section 3.6, Executive shall deliver the certificates representing his Class B Units duly endorsed or accompanied by written instruments of transfer, in form and substance reasonably satisfactory to the Company, free and clear of any liens, together with any other documents reasonably required to be executed in connection with such transaction.

     (c) Class B Units subject to this Section 3.6 will be included in a proposed sale pursuant hereto and be subject to any agreement with the purchaser in such transaction relating thereto, on the same terms and subject to the same conditions applicable to the Class A Units. Such terms and conditions shall be determined in the sole discretion of the Board, and shall include (i) the consideration to be paid (including without limitation the form and the aggregate amount thereof) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that Executive shall not be required to make any representations and warranties, other than those relating specifically to Executive’s execution and delivery of any transaction agreement (including absence of conflicts), and title to the Class B Units, and any indemnification provided by Executive shall be on a several, not joint, basis and shall be based on (and shall not exceed) Executive’s pro rata share of the aggregate consideration paid in such transaction. For purposes of this Section 3.6 “Executive” includes any Permitted Transferee (as defined in the Partnership Agreement).
ARTICLE IV
GENERAL PROVISIONS
     4.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be given in the same manner as indicated in the LLC Agreement.
     4.2 Employment Relationship. For purposes of this Agreement (including Exhibit A attached hereto), Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of an Affiliate of the Company. Without limiting the scope of the preceding sentence, it is expressly provided that Executive shall be considered to have terminated employment with the Company at the time the entity or other organization that employs Executive is no longer an Affiliate of the Company. Any question as to whether and when there has been a termination of such employment or association, and the cause of such termination, shall be determined by the Board and its determination shall be final.
     4.3 Entire Agreement; Amendment. This Agreement and the LLC Agreement constitute the entire agreement, and supersede all previous agreements and discussions relating to the same or similar subject matters between Executive and the Company or any Affiliate and constitute the entire agreement between Executive and the Company and any Affiliate with respect to the subject matter of this Agreement. Without limiting the scope of the preceding sentence, except for this Agreement and the Company Agreement, all prior and contemporaneous understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Executive and the Company as authorized by the Board. Notwithstanding the foregoing, the Company may unilaterally amend this Agreement in any manner that the Board determines in good faith is necessary or advisable to facilitate the consummation of a GP IPO. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in the event of a GP IPO, the Board shall be entitled (but not required) to make such adjustments as the Board shall determine in good faith to be equitable, including without limitation causing all or a portion of the Class B Units not to be converted into or exchanged for similar equity interests in the IPO Entity, and to remain outstanding as Class B Units of the Company. Notwithstanding anything in this Agreement to the contrary, if the Board determines that (i) the provisions of section 409A of the Code apply to this Agreement or the Class B Units and that the terms of this Agreement or such units do not, in whole or in part, satisfy the requirements of such section, or (ii) any provision of this Agreement or the effect or operation thereof would produce material adverse tax consequences to Executive, then the Company, in the sole discretion of the Board, may unilaterally modify this Agreement in such manner as the Board deems appropriate to comply with such section 409A and any regulations or guidance issued thereunder or to mitigate or avoid such adverse tax consequences.
     4.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all permitted transferees of any Transfer made in compliance with Exhibit A and other persons lawfully claiming under Executive.
     4.5 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.
     4.6 Injunctive Relief. Executive acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable relief to be implemented by a court of competent jurisdiction in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or purchasing of any bond in connection with the obtaining of any such injunctive or any other equitable relief. Executive agrees that the Company’s right to injunctive relief will be in addition to any other rights the Company may have.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective for all purposes as of the Grant Date.

PNGS GP LLC
By:
Name:
Title:

EXECUTIVE

«Executive»